Exhibit 99.4

BOTETOURT BANKSHARES, INC,

BANK OF BOTETOURT

Code of Ethics for Chief Executive Officer and Senior Financial Officers

Relating To Bank Bribery Act Of 1985 (18 U.S.C. #215) As Amended In 1986

CONTACT: H. Watts Steger, III

BOARD APPROVAL DATE: January 2004

LAST REVISION DATE: January 2004

The Chief Executive Officer (“CEO”) and Senior Financial Officers (“SFO’s”) (the CEO and SFO’s are “covered officers”) of Botetourt Bankshares, Inc. and its subsidiaries, including the Bank of Botetourt (such entities referred to jointly as the “Company”) hold an important and elevated role in corporate governance. The honesty, integrity and commitment to proper corporate governance and legal compliance of covered officers are fundamental to the reputation and success of the Company. This Code of Ethics embodies principles applicable to covered officers regarding their legal and ethical responsibilities to the Company, its shareholders, customers and employees (“the Company constituents”). This Code is not all inclusive. It provides certain primary guidelines which all the Company’s covered officers are expected to follow in addition to their other duties and responsibilities. Each covered officer shall make the following certification each year as a condition to the covered officer’s employment or continuing employment with the Company.

As a covered officer, I certify to the Company that I will adhere to and advocate the following legal and ethical principles and responsibilities governing my conduct as a covered officer:

To the best of my knowledge and ability, I must and I will:

1.	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships and disclosing the same to my superior whenever they arise. In performing my responsibilities as a covered officer, I will put the interests of the Company and the Company constituents ahead of any competing personal interests I may have.

2.	Notify the Company in full of any business opportunity that may come to me through my work for the Company or my relationships with Company constituents and which I have reason to know may be of interest to the Company, allowing the Company to decide whether it wants to exploit that opportunity before I make a decision to do so personally.

3.	Provide the Company constituents with information, as authorized or required by law, that is accurate, complete, objective, relevant, timely and understandable.

4.	Comply with applicable laws, rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

5.	Act in the course of my employment in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

6.	Respect the confidentiality of information acquired in the course of my work and not disclose the same except when authorized or otherwise legally obligated. Confidential information acquired in the course of my work is not to be used for personal advantage or otherwise except as authorized in the course of my employment.

7.	Share knowledge and maintain skills important and relevant to the needs of the Company constituents.

8.	Proactively promote ethical and lawful behavior within the Company.

9.	Assure responsible use of and control over all assets and resources of the Company or their customers entrusted to me as a covered officer.

10.	Report promptly to the Chairman of the Company Audit Committee known or suspected violations of this Code and other concerns regarding the quality, integrity or effectiveness or actual or potential violations of the Company’s accounting and financial reporting principles, procedures and practices as well as suspected deficiencies in the Company’s internal controls systems and comply fully with the procedure established to investigate and resolve the same.

11.	Comply with the Company’s Employee Code of Ethics Professional Conduct and its policy regarding whistle blowing claims and avoid discussing concerns subject to such matters outside the reporting procedure outlined in that Code and policy.

I will be accountable for adhering to this Code. Failure to observe this Code may result in disciplinary action, up to and including termination of employment. Violations of this Code may also constitute violations of law and may result in civil and criminal penalties.

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